As filed with the Securities and Exchange Commission on November 16, 2010.
Registration No. 333-161723

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ORBITZ WORLDWIDE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-5337455 (I.R.S. Employer Identification Number)
500 W. Madison Street
Suite 1000
Chicago, Illinois 60661
(312) 894-5000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

James P. Shaughnessy
Senior Vice President, Chief Administrative Officer and General Counsel
Orbitz Worldwide, Inc.
500 W. Madison Street
Suite 1000
Chicago, Illinois 60661
(312) 894-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Richard D. Truesdell, Jr.
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
(212) 450-4000
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 16, 2010
PROSPECTUS
ORBITZ WORLDWIDE, INC.
$500,000,000
Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants, Purchase Contracts and
Units
     We or a selling security holder may offer from time to time common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts or units. We or a selling security holder may offer the securities separately or together, in one or more series or classes and in amounts, at prices and on terms described in one or more offerings.
     Our common stock is listed on the New York Stock Exchange under the trading symbol “OWW.”
     We will provide the specific terms of the securities in supplements to this prospectus.

     We urge you to carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, which will describe the specific terms of these securities, before you make your investment decision.

     Investing in these securities involves certain risks. See “Risk Factors” in our most recent annual report on Form 10-K, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports and, if any, in the relevant prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2010

      We and any selling security holder have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We and any selling security holder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and any selling security holder are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “Orbitz Worldwide,” “the Company,” “we,” “us” and “our” refer to Orbitz Worldwide, Inc. and its subsidiaries, except where the context otherwise requires or indicates.

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ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we or a selling security holder may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or a selling security holder may offer. Each time we or a selling security holder sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in any of the securities being offered.
     We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.
ORBITZ WORLDWIDE, INC.
     We are a leading global online travel company that uses innovative technology to enable leisure and business travelers to search for and book a broad range of travel products and services. Our brand portfolio includes Orbitz, CheapTickets, The Away Network, and Orbitz for Business in the Americas; ebookers in Europe; and HotelClub and RatesToGo based in Sydney, Australia, which have operations globally. We provide customers with the ability to book a comprehensive set of travel products and services, from suppliers worldwide, including air travel, hotels, vacation packages, car rentals, cruises, travel insurance and destination services such as ground transportation, event tickets and tours.
     As of February 24, 2010, we had approximately 1,400 full-time employees, more than half of whom were based in the U.S. and the remaining were based primarily in Australia and the U.K. We believe we have a good relationship with our employees. We outsource some of our technology support, development and customer service functions to third parties. Additionally, we utilize independent contractors to supplement our workforce.
     Our principal executive offices are located at 500 W. Madison Street, Suite 1000, Chicago, Illinois 60661, and our telephone number is (312) 894-5000. Our corporate website address is http://corp.orbitz.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part.

USE OF PROCEEDS
     Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. We will not receive any proceeds from the sale of securities by any selling security holder.
RATIO OF EARNINGS TO FIXED CHARGES
     Prior to our initial public offering in July 2007, we had not operated as an independent standalone company. As a result, our consolidated financial statements have been carved out of the historical financial statements of Cendant Corporation (“Cendant”) for the period prior to the acquisition of Travelport Limited (“Travelport”), which consisted of Cendant’s travel distribution services businesses, including the businesses that currently comprise Orbitz Worldwide, Inc., by affiliates of The Blackstone Group and Technology Crossover Ventures on August 23, 2006. Our consolidated financial statements for the subsequent periods have been carved out of the historical financial statements of Travelport. The table below presents our ratio of earnings to fixed charges for the periods indicated on a “Successor” basis (reflecting Travelport’s ownership of us) and “Predecessor” basis (reflecting Cendant’s ownership of us).

					Period from
	Nine				August 23,	Period from
	Months			Year Ended	2006 to	January 1,	Year Ended
	Ended	Year Ended	Year Ended	December 31,	December 31,	2006 to August	December 31,
	September 30,	December 31,	December 31,	2007	2006	22, 2006	2005
	2010	2009	2008	Successor	Successor	Predecessor	Predecessor
Ratio of earnings to fixed charges (a)(b)	1.6x	N/A	N/A	N/A	N/A	N/A	N/A

(a)	The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2009, the year ended December 31, 2008, the year ended December 31, 2007, the period from August 23, 2006 to December 31, 2006, the period from January 1, 2006 to August 22, 2006, and the year ended December 31, 2005 due to losses incurred by the Company during each respective period. The Company would have needed additional earnings of $327 million, $302 million, $45 million, $24 million, $120 million and $430 million for the year ended December 31, 2009, the year ended December 31, 2008, the year ended December 31, 2007, the period from August 23, 2006 to December 31, 2006, the period from January 1, 2006 to August 22, 2006, and the year ended December 31, 2005, respectively, to achieve coverage of 1:1.

(b)	Ratios are calculated on unrounded numbers.
     The ratios of earnings to fixed charges were calculated by dividing earnings by fixed charges. For this purpose, earnings consist of income before income taxes plus fixed charges and amortization of capitalized interest less capitalized interest and non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense, capitalized interest, amortization of loan costs and estimated interest within rental expense.

DESCRIPTION OF SECURITIES
     This prospectus contains a summary of the securities that Orbitz Worldwide or a selling security holder may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement will contain the material terms of the securities being offered.
DESCRIPTION OF CAPITAL STOCK
     The following summary of the terms of the capital stock of Orbitz Worldwide is not meant to be complete and is qualified in its entirety by reference to the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and our certificate of incorporation and by-laws, and any amendments thereto. Copies of our certificate of incorporation and by-laws, and any amendments thereto, are incorporated herein by reference and will be sent to you at no charge upon request. See “Where You Can Find More Information” below.
General
     Our authorized capital stock consists of 140,000,100 shares of stock, of which: (i) 140,000,000 shares are designated as common stock, par value $0.01 per share; and (ii) 100 shares are designated as preferred stock, par value $0.01 per share. As of November 1, 2010, there were 102,305,045 shares of common stock outstanding and no shares of preferred stock outstanding. As of November 1, 2010, approximately 55.8% of our outstanding common stock was beneficially owned by affiliates of The Blackstone Group (including Travelport which beneficially owned approximately 47.7%). A description of the material terms and provisions of our certificate of incorporation affecting the relative rights of the common stock and any preferred stock is set forth below.
     We entered into a Separation Agreement with Travelport at the time of our initial public offering in July 2007 that provided the general terms for the separation of our respective businesses. This agreement was amended on May 5, 2008 and January 23, 2009. References to the Separation Agreement below refer to the Separation Agreement, as amended.
Common Stock
     Voting Rights
     Except as otherwise expressly required by law or provided in our certificate of incorporation, and subject to any voting rights provided to holders of preferred stock at any time outstanding, the holders of any outstanding shares of common stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law or our certificate of incorporation, or upon which a vote of stockholders is otherwise duly called for by Orbitz Worldwide. At each annual or special meeting of stockholders, each holder of record of shares of common stock on the relevant record date is entitled to cast one vote in person or by proxy for each share of common stock standing in such holder’s name on the stock transfer records of Orbitz Worldwide. Holders of shares of common stock have no cumulative voting rights.
     Dividends
     We do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors, may require the consent of Travelport and will depend on several factors, including our financial condition, results of operations, capital requirements, restrictions contained in existing and future financing instruments and other factors that our board of directors may deem relevant.
     Subject to the rights of the holders of preferred stock at any time outstanding, and subject to any other provisions of our certificate of incorporation, holders of shares of common stock are entitled to receive such dividends and other distributions in cash, stock or property of Orbitz Worldwide when, as and if declared thereon by our board of directors from time to time out of assets or funds of Orbitz Worldwide legally available therefor.

     Registration Rights
     The Separation Agreement provides that any member of the “Travelport Affiliated Group” (which currently includes Travelport, The Blackstone Group and their respective direct and indirect subsidiaries) can demand that we register the resale of our common stock held by such member and persons or entities that acquire or otherwise receive from such member common stock that is subject to these registration rights. In addition, the Travelport Affiliated Group has certain “piggyback” registration rights that would allow any member of the Travelport Affiliated Group to include its shares in any future registrations of our common stock, whether that registration relates to a primary offering by us or a secondary offering by or on behalf of other stockholders.
     Equity Purchase Rights
     The Separation Agreement provides that, so long as the members of the Travelport Affiliated Group beneficially own in the aggregate at least 50% of the combined voting power of all our outstanding voting securities, then such members may purchase their pro rata share, based on their then-current percentage equity interest in us, of any voting equity securities issued by us, excluding any securities issued under employee stock options or other benefit plans, dividend reinvestment plans and certain other offerings other than for cash.
     Other Rights
     In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of Orbitz Worldwide, the holders of shares of common stock are entitled to receive their ratable share of the assets and funds of Orbitz Worldwide available for distribution after payments to creditors and to the holders of preferred stock at the time outstanding. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.
Shareholders’ Agreement
     Pursuant to the Shareholders’ Agreement, dated as of November 4, 2009, among PAR Investment Partners, L.P. (“PAR”), Travelport and us, PAR currently has the right to designate a nominee for appointment or election to our board of directors, subject to the satisfaction of certain legal, regulatory and corporate governance requirements for service as a director. Any such nominee must also be reasonably satisfactory to us, our board of directors and Travelport. Travelport has agreed to cause all shares of common stock beneficially owned by it and its controlled affiliates to be voted in favor of PAR’s nominee, if such nominee is recommended by our board of directors, at each annual or other meeting at which such nominee is up for election. In addition, if either PAR or its affiliates or PAR’s board designee and his or her affiliates have a net economic interest in Expedia, Inc., Priceline.com Incorporated, Amadeus IT Group, S.A. or Sabre Holdings Corporation that is greater than their net economic interest in us (subject to an exception for a net economic interest of less than $5 million), we have the right to require PAR’s nominee to resign. If such a resignation occurs and the Shareholders’ Agreement remains in effect, PAR would have the right to nominate a replacement designee. The Shareholders’ Agreement expires on November 4, 2012, but will terminate earlier if: (a) we cease to qualify for the controlled company exemption under Section 303A of the NYSE Listed Company Manual, (b) PAR ceases to beneficially own 20% or more of our common stock or (c) PAR or its designee materially breaches its covenants under the agreement. Bradley T. Gerstner was nominated to our board of directors by PAR pursuant to the aforementioned terms of the Shareholders’ Agreement.
Preferred Stock
     Our board of directors has the authority, without any further vote or action by the stockholders, to issue 100 shares of preferred stock in one or more series and to fix the preferences, limitations and rights of the shares of each series, including: dividend rates; conversion rights; voting rights; terms of redemption and liquidation preferences; and the number of shares constituting each series.
Certain Certificate of Incorporation and By-Laws Provisions
     Opt-Out of Section 203 of the DGCL
     We have expressly elected not to be governed by the “business combination” provisions of Section 203 of the DGCL. Section 203 prohibits a person who acquires more than 15% of all classes of our outstanding voting stock without the approval of our board of directors from merging or combining with us for a period of three years, subject to certain exceptions.
     Requirements for Advance Notification of Stockholder Nominations and Proposals
     Our by-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.
     Stockholder Action by Written Consents
     Our certificate of incorporation does not permit stockholders to take action by unanimous written consent in lieu of an annual or special meeting.
     Limits on Special Meetings
     Our certificate of incorporation provides that special meetings of stockholders may only be called by:
•	the chairman of our board of directors;

•	the chief executive officer;

•	the president;

•	the secretary; and

•	our board of directors or of the executive committee of our board of directors.
     Corporate Opportunities and Interested Directors
     Our certificate of incorporation provides that, subject to any contractual provision to the contrary, Travelport will have no duty to refrain from:
•	engaging in the same or similar business activities or lines of business as us;

•	deciding to prevent us from utilizing any or all capacity under Travelport’s debt instruments or agreements that regulate the ability of Travelport and its restricted subsidiaries to take certain actions including, but not limited to, debt incurrence, asset sales and other transactions;

•	any decision or action by Travelport to assert or enforce its rights under any agreement or contract with us;

•	doing business with any of our clients or customers; or

•	employing or otherwise engaging any of our officers or employees.
     Under our certificate of incorporation, neither Travelport nor any officer or director of Travelport will be liable to us or our stockholders for breach of any fiduciary duty by reason of any such activities. Our certificate of incorporation provides that Travelport is not under any duty to present any corporate opportunity to us which may be a corporate opportunity for Travelport and us, and Travelport will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that Travelport pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.
     When one of our directors or officers who is also a director or officer of Travelport learns of a potential transaction or matter that may be a corporate opportunity for both us and Travelport, our certificate of incorporation will provide that the director or officer:
•	will have fully satisfied his or her fiduciary duties to us and our stockholders with respect to that corporate opportunity;

•	will not be liable to us or our stockholders for breach of fiduciary duty by reason of Travelport’s actions with respect to that corporate opportunity;

•	will be deemed to have acted in good faith and in a manner he or she believed to be in, and not opposed to, our best interests for purposes of our certificate of incorporation; and

•	will be deemed not to have breached his or her duty of loyalty to us or our stockholders and not to have derived an improper personal benefit therefrom for purposes of our certificate of incorporation, if he or she acts in good faith in a manner consistent with the following policy:
•	a corporate opportunity offered to any of our officers who is also a director but not an officer of Travelport will belong to us, unless that opportunity is expressly offered to that person solely in his or her capacity as a director of Travelport, in which case that opportunity will belong to Travelport;

•	a corporate opportunity offered to any of our directors who is not one of our officers and who is also a director or an officer of Travelport will belong to us only if that opportunity is expressly offered to that person solely in his or her capacity as our director, and otherwise will belong to Travelport; and

•	a corporate opportunity offered to any of our officers who is also an officer of Travelport will belong to Travelport, unless that opportunity is expressly offered to that person solely in his or her capacity as our officer, in which case that opportunity will belong to us.
     For purposes of our certificate of incorporation, “corporate opportunities” include business opportunities that we are financially able to undertake, that are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Travelport or its officers or directors will be brought into conflict with our self-interest.
     Our certificate of incorporation also provides that no contract, agreement, arrangement or transaction between us and Travelport will be void or voidable solely for the reason that Travelport is a party to such agreement or by reason of the execution of any contract or agreement by an officer or director of Travelport who is also an officer or director of ours, and Travelport:
•	will have fully satisfied and fulfilled its fiduciary duties to us and our stockholders with respect to the contract, agreement, arrangement or transaction,

•	will not be liable to us or our stockholders for breach of fiduciary duty by reason of entering into, performance or consummation of any such contract, agreement, arrangement or transaction,

•	will be deemed to have acted in good faith and in a manner it reasonably believed to be in, and not opposed to, the best interests of us for purposes of our certificate of incorporation, and

•	will be deemed not to have breached its duties of loyalty to us and our stockholders and not to have derived an improper personal benefit therefrom for purposes of our certificate of incorporation, if:
•	the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to our board of directors or the committee of our board of directors that authorizes the contract, agreement, arrangement or transaction and our board of directors or that committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors;

•	the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the holders of our shares entitled to vote on such contract, agreement, arrangement or transaction and the contract, agreement, arrangement or transaction is specifically approved in good faith by vote of the holders of a majority of the votes entitled to be cast by the holders of the common stock then outstanding not owned by Travelport or a related entity; or

•	the transaction, judged according to the circumstances at the time of the commitment, is established to have been fair to us.
     Our certificate of incorporation provides that any person purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have consented to these provisions of our certificate of incorporation.
     Until the first date on which Travelport ceases to beneficially own shares entitled to 33⅓% or more of the votes entitled to be cast by the holders of the then outstanding common stock, the affirmative vote of the holders of at least 66⅔% of the votes entitled to be cast is required to alter, amend or repeal, or adopt any provision inconsistent with the corporate opportunity and interested director provisions described above. Accordingly, until such time, Travelport can prevent any such alteration, adoption, amendment or repeal of those provisions.

     Provisions Relating to Control by Travelport
     Our certificate of incorporation provides that until the first date on which Travelport ceases to beneficially own shares entitled to 33⅓% or more of the votes entitled to be cast by the holders of the then outstanding common stock, the prior consent of Travelport will be required for:
•	any consolidation or merger of us or any of our subsidiaries with any person, other than a wholly owned subsidiary;

•	any sale, lease, exchange or other disposition or any acquisition or investment by us, or any of our subsidiaries or any series of related dispositions or acquisitions, subject to certain exceptions including those for which we give Travelport at least 15 days prior written notice and which involve consideration not in excess of $15 million in fair market value, and (1) any disposition of cash equivalents or investment grade securities or obsolete or worn out equipment and (2) the lease, assignment or sublease of any real or personal property, in each case, in the ordinary course of business;

•	any change in our authorized capital stock or creation of any class or series of our capital stock;

•	the issuance or sale by us or any of our subsidiaries of any shares of capital sock or other equity securities or the adoption of any equity incentive plan, except for (1) the issuance of shares of capital stock by us or any of our subsidiaries to Travelport or another restricted subsidiary of Travelport and (2) the issuance by us of capital stock under our equity incentive plans in the ordinary course in an amount not to exceed $15 million in fair market value annually;

•	the amendment of various provisions of our certificate of incorporation and by-laws;

•	the declaration of dividends on any class or series of our capital stock;

•	the authorization of any class or series of preferred stock;

•	the creation, incurrence, assumption or guaranty by us or any of our subsidiaries of any indebtedness for borrowed money, except for (1) up to $675 million of indebtedness at any time outstanding under our credit agreement and (2) up to $25 million of other indebtedness so long as we give Travelport at least 15 days prior written notice of the incurrence thereof;

•	the creation, existence or effectiveness of any consensual encumbrance or consensual restriction by us or any of our subsidiaries on (1) payment of dividends or other distributions, (2) payment of indebtedness, (3) the making of loans or advances and (4) the sale, lease or transfer of any properties or assets, in each case, to Travelport or any of its restricted subsidiaries;

•	any change in the number of directors on our board of directors, the establishment of any committee of our board of directors, the nomination of the members of our board of directors or any committee of our board of directors, and the filling of newly created memberships and vacancies on our board of directors or any committee of our board of directors; and

•	any transactions by us or any of our subsidiaries with affiliates involving aggregate payments or consideration in excess of $10 million, except (1) transactions between or among Travelport or any of its restricted subsidiaries; (2) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, officers, directors, employees or consultants of Travelport, any of its direct or indirect parent companies or any of its restricted subsidiaries; (3) any agreement as in effect on the date of the consummation of our initial public offering and (4) investments by The Blackstone Group and certain of its affiliates in our or our subsidiaries’ securities so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

     Until the first date on which Travelport ceases to beneficially own shares entitled to 33⅓% or more of the votes entitled to be cast by the holders of the then outstanding common stock, the affirmative vote of the holders of at least 66⅔% of the votes entitled to be cast is required to alter, amend or repeal, or adopt any provision inconsistent with the control provisions described above. Accordingly, until such time, Travelport can prevent any alteration, adoption, amendment or repeal of those provisions.
     Provisions Relating to Regulatory Status
     Our certificate of incorporation provides that, without the written consent of Travelport, we will not take any action that would result in:
•	Travelport’s being required to file any document with, register with, obtain the authorization of, or otherwise become subject to any rules, regulations or other legal restrictions of any governmental, administrative or regulatory authority, or

•	any of our directors who is also a director or officer of Travelport being ineligible to serve or prohibited from serving as our director under applicable law.
Our certificate of incorporation further provides that Travelport will not be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that Travelport gives or withholds any such consent for any reason.
     Our certificate of incorporation provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have consented to these provisions of our certificate of incorporation.
     Until the first date on which Travelport ceases to beneficially own shares entitled to 33⅓% or more of the votes entitled to be cast by the holders of the then outstanding common stock, the affirmative vote of the holders of at least 66⅔% of the votes entitled to be cast is required to alter, amend or repeal, or adopt any provision inconsistent with the provisions of our certificate of incorporation described above. Accordingly, until such time, Travelport can prevent any alteration, adoption, amendment or repeal of those provisions.
     Limitation of Liability of Directors
     Our certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the DGCL. The effect of this provision is to eliminate our rights and our stockholders’ rights to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate our right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, our certificate of incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws. Our certificate of incorporation and by-laws also include provisions for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the DGCL. Further, we have entered into indemnification agreements with certain of our directors and officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of the directors’ status or service as a director, other than liabilities arising from bad faith or willful misconduct of a culpable nature. We also maintain director and officer liability insurance.
     Amendments to our Governing Documents
     Generally, until the first date on which Travelport ceases to beneficially own shares entitled to 33⅓% or more of the votes entitled to be cast by the holders of the then outstanding common stock, the amendment of our certificate of incorporation requires a vote of at least 66⅔% of stockholders. Any amendment to our by-laws requires the approval of either a majority of our board of directors or holders of at least 80% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Listing
     Our common stock is listed on the New York Stock Exchange under the symbol “OWW.”
Transfer Agent and Registrar
     The Transfer Agent and Registrar for our common stock is American Stock Transfer and Trust Company.
DESCRIPTION OF DEPOSITARY SHARES
     We may offer depositary shares (either separately or together with other securities) representing fractional shares of preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the shares of preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, repayment at maturity, subscription and liquidation rights).
DESCRIPTION OF DEBT SECURITIES
     The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities that are sold may be exchangeable for and/or convertible into common stock or any other securities. The debt securities will be issued under one or more separate indentures between us and a designated trustee. Senior debt securities will be issued under a senior indenture. Subordinated debt securities will be issued under a subordinated indenture. Each of the senior indenture and the subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.
DESCRIPTION OF WARRANTS
     We may issue warrants to purchase our securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
DESCRIPTION OF PURCHASE CONTRACTS
     We may issue purchase contracts for the purchase or sale of:
•	securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.
     Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.
     The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the Indenture.
DESCRIPTION OF UNITS
     As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of preferred stock, depositary shares, purchase contracts, warrants, debt securities, other securities or any combination of such securities.

FORMS OF SECURITIES
     Each security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.
Registered Global Securities
     We may issue the securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.
     If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.
     Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.
     So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments to holders with respect to securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Orbitz Worldwide, the selling security holders, the trustees, the warrant agents, the unit agents or any other agent of Orbitz Worldwide, agent of the selling security holders, agent of the trustees, the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
     We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other payment or distribution to holders of that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.
     If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

SELLING SECURITY HOLDERS
     Up to 57,056,010 shares of our common stock are being offered by this prospectus for resale for the account of the selling security holders. The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock being registered. The selling security holders have informed us that, as of the date of this prospectus, they have no immediate plans to sell the shares of common stock covered by this prospectus, although their plans may change depending on market conditions and other factors.
     The following table sets forth information for the selling security holders as of November 16, 2010. Except as otherwise indicated, we believe that the selling security holders have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them.

	Shares
	Beneficially			Shares
	Owned Prior			Beneficially
	to this	Percent of	Shares Being	Owned after
Name	Offering(1)	Class(2)	Offered(3)	this Offering

TDS Investor (Luxembourg) S.à r.l. (4)(6)	48,817,419	47.7%	48,817,419	—
Blackstone Capital Partners (Cayman) V L.P. (5)(6)	2,608,507	2.5%	2,608,507	—
Blackstone Capital Partners (Cayman) V-A L.P. (5)(6)	2,415,025	2.4%	2,415,025	—
BCP (Cayman) V-S L.P. (5)(6)	748,228	*	748,228	—
BCP V Co-Investors (Cayman) L.P. (5)(6)	144,034	*	144,034	—
Blackstone Family Investment Partnership (Cayman) V-SMD L.P. (5)(6)	189,536	*	189,536	—
Blackstone Family Investment Partnership (Cayman) V L.P. (5)(6)	105,203	*	105,203	—
Blackstone Participation Partnership (Cayman) V L.P. (5)(6)	18,646	*	18,646	—
TCV VI (Cayman), L.P. (7)	996,845	*	996,845	—
TCV Member Fund (Cayman), L.P. (7)	7,861	*	7,861	—
OEP TP Ltd. (7)	1,004,706	*	1,004,706	—

*	Less than one percent.

(1)	The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose.

(2)	Percentage of class is based on 102,305,045 shares outstanding as of November 1, 2010.

(3)	The table assumes that the selling security holders sell all of their shares being offered pursuant to this prospectus. We are unable to determine the exact number of shares that will actually be sold pursuant to this prospectus.

(4)	TDS Investor (Luxembourg) S.à r.l., a Luxembourg company (“Luxco”), directly owns 48,817,419 shares. TDS Investor (Cayman) L.P., a Cayman Islands limited partnership (“TDS Cayman”), through its wholly-owned subsidiaries, indirectly owns Luxco and, as such, may be deemed to be the beneficial owner of 48,817,419 shares. TDS Investor (Cayman) GP Ltd., a Cayman Islands company (“TDS Cayman GP”), is the general partner of TDS Cayman. Blackstone Capital Partners (Cayman) V L.P., BCP (Cayman) V-S L.P., Blackstone Capital Partners (Cayman) V-A L.P. and BCP V Co-Investors (Cayman) L.P. (collectively, the “BCP Funds”), Blackstone Family Investment Partnership (Cayman) V L.P. and Blackstone Participation Partnership (Cayman) V L.P. (collectively, the “Blackstone Funds”) and Blackstone Family Investment Partnership (Cayman) V-SMD L.P. collectively have voting control over TDS Cayman GP and collectively have investment and voting control over the shares that are indirectly owned by TDS Cayman. The address of the business office of each of Luxco, TDS Cayman GP and TDS Cayman is c/o Travelport Limited, 300 Interpace Parkway, Building C, Parsippany, New Jersey 07054.

(5)	The BCP Funds, the Blackstone Funds and Blackstone Family Investment Partnership (Cayman) V-SMD L.P. (collectively, the “Blackstone LPs”) together directly own 6,229,179 shares. None of the Blackstone LPs are broker-dealers. However, the investment advisors for each of the Blackstone LPs are affiliates of broker-dealers. The address of the business office of each of the Blackstone LPs is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

(6)	Blackstone Management Associates (Cayman) V L.P., a Cayman Islands limited partnership (“BMA”), is a general partner of each of the BCP Funds. Blackstone LR Associates (Cayman) V Ltd., a Cayman Islands company (“BLRA”), and BCP V GP L.L.C. are general partners of BMA and each of the Blackstone Funds. As a general partner of each of the BCP Funds, BMA may be deemed to be a beneficial owner of 55,046,598 shares. As a general partner of the Blackstone Funds and BMA, BLRA and BCP V GP L.L.C. may also be deemed to be a beneficial owner of such shares. Stephen A. Schwarzman is a director and controlling person of BLRA and chief executive officer and controlling person of BCP V GP L.L.C. and, as such, may be deemed to be a beneficial owner of such shares. Mr. Schwarzman disclaims beneficial ownership of any shares reported herein, except to the extent of his pecuniary interest therein. The address of the business office of each of BMA, BLRA, BCP V GP L.L.C. and Stephen A. Schwarzman is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

(7)	TCV VI (Cayman), L.P., TCV Member Fund (Cayman), L.P. and OEP TP Ltd. are each limited partners of TDS Cayman. None of TCV VI (Cayman), L.P., TCV Member Fund (Cayman) and OEP TP Ltd. are broker dealers. However, TCV VI (Cayman), L.P. and TCV Member Fund (Cayman), L.P. are shareholders of entities whose subsidiaries are broker-dealers and certain limited partners of TCV VI (Cayman), L.P. are affiliated or associated with broker dealers. Additionally, an affiliate of OEP TP Ltd is a broker-dealer. The address of the business office of each of TCV VI (Cayman), L.P. and TCV Member Fund (Cayman), L.P. is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, California 94301. The address of the business office of OEP TP Ltd. is c/o One Equity Partners, 320 Park Avenue, 18th Floor, New York, New York 10022.

Acquisition of Shares by Luxco
     Luxco was the sole shareholder of Orbitz Worldwide prior to our initial public offering in July 2007. Luxco directly owns 39,792,148 shares that were held by it following the initial public offering.
     On November 4, 2009, we entered into a Stock Purchase Agreement with Travelport. On January 13, 2010, Travelport assigned its rights and obligations under the Stock Purchase Agreement to Luxco. Pursuant to the Stock Purchase Agreement, Luxco purchased 9,025,271 shares from us for $50,000,001.34 on January 26, 2010.

Acquisition of Shares by the Blackstone LPs, TCV VI (Cayman), L.P., TCV Member Fund (Cayman), L.P. and OEP TP Ltd.
     On January 24, 2008, 9,120,378 shares were distributed to TDS Cayman from one of its subsidiaries. TDS Cayman, in turn, made a pro-rata distribution of 8,961,164 of such shares to its limited partners, which include the Blackstone LPs, TCV VI (Cayman), L.P., TCV Member Fund (Cayman), L.P. and OEP TP Ltd (collectively, the “TDS Cayman LPs”). On March 18, 2008, TDS Cayman made a pro-rata distribution of the remaining 159,164 shares to the TDS Cayman LPs.
Orbitz Worldwide Directors
     Three of our directors, Martin Brand, Jill A. Greenthal and Paul C. Schorr, IV, may be deemed to beneficially own the shares directly owned by Luxco and the Blackstone LPs. Another of our directors, William J.G. Griffith, IV, may be deemed to beneficially own the shares directly owned by TCV VI (Cayman), L.P. and TCV Member Fund (Cayman), L.P. (collectively, the “TCV Funds”).
     BLRA and BCP V GP L.L.C beneficially own 55,046,598 shares. Mr. Brand is a member of BCP V GP L.L.C. and, as such, may be deemed to be a beneficial owner of such shares. Ms. Greenthal is employed by affiliates of BLRA and, as such, may be deemed to be a beneficial owner of such shares. Mr. Schorr is a member of BCP V GP L.L.C. and a shareholder of BLRA and, as such, may be deemed to be a beneficial owner of such shares. Ms. Greenthal and Messrs. Brand and Schorr have previously disclaimed beneficial ownership of such shares, except to the extent of their pecuniary interest therein.
     The TCV Funds beneficially own 1,004,706 shares. Mr. Griffith is a director of Technology Crossover Management VI (Cayman), Ltd., which is the ultimate general partner of TCV VI (Cayman), L.P. and the general partner of TCV Member Fund (Cayman), L.P. Mr. Griffith is also a limited partner of TCV Member Fund (Cayman), L.P. Technology Crossover Management VI (Cayman), Ltd. has voting and dispositive power over the shares held by the TCV Funds. Mr. Griffith may be deemed to share voting and dispositive power over the shares held by the TCV Funds, but disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
Related Person Transactions with Travelport and its Subsidiaries
     Luxco is a wholly-owned subsidiary of Travelport. For a description of related person transactions between Travelport and its subsidiaries and us, please see “Certain Relationships and Related Person Transactions—Related Person Transactions with Travelport and its Subsidiaries” in our 2010 Proxy Statement, “Notes to Consolidated Financial Statements—Note 18. Related Party Transactions—Related Party Transactions with Travelport and its Subsidiaries” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and “Notes to Condensed Consolidated Financial Statements—Note 14. Related Party Transactions—Related Party Transactions with Travelport and its Subsidiaries” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, each of which is incorporated by reference herein.
Related Person Transactions with Affiliates of The Blackstone Group and the TCV Funds
     For a description of related person transactions between affiliates of the Blackstone Group and the TCV Funds and us, please see “Certain Relationships and Related Person Transactions—Related Person Transactions with Affiliates of The Blackstone Group and TCV” in our 2010 Proxy Statement, “Notes to Consolidated Financial Statements—Note 18. Related Party Transactions—Related Party Transactions with Affiliates of Blackstone and TCV” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and “Notes to Condensed Consolidated Financial Statements—Note 14. Related Party Transactions—Related Party Transactions with Affiliates of Blackstone and TCV” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, each of which is incorporated by reference herein.

PLAN OF DISTRIBUTION
     We or a selling security holder may sell the securities in one or more of the following ways (or in any combination) from time to time:
•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.
     The prospectus supplement will state the terms of the offering of the securities, including:
•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.
Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
     If we or a selling security holder use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:
•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.
     Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.
     We or a selling security holder may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we or a selling security holder pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
     We or a selling security holder may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us or a selling security holder at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or a selling security holder pay for solicitation of these contracts.
     The selling security holders may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.
     Underwriters and agents may be entitled under agreements entered into with us or a selling security holder to indemnification by us and/or a selling security holder against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for us or a selling security holder and our respective affiliates in the ordinary course of business.

     Other than the common stock, each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Except for the common stock, the securities may or may not be listed on a national securities exchange.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following location of the SEC:
Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549
     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including Orbitz Worldwide, who file electronically with the SEC. The address of the website is http://www.sec.gov.
     The SEC allows Orbitz Worldwide to “incorporate by reference” information into this document. This means that Orbitz Worldwide can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.
     This prospectus incorporates by reference the documents listed below and any future filings that Orbitz Worldwide makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents or filings that is deemed to have been furnished and not filed), until all the securities offered under this prospectus are sold.

Orbitz Worldwide, Inc. SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2009

Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010

Current Reports on Form 8-K	Filed on March 10, 2010, June 8, 2010, June 9, 2010, September 24, 2010, September 29, 2010 and November 4, 2010 (Item 1.02)

Proxy Statement on Schedule 14A (those portions incorporated by reference into Orbitz Worldwide’s Form 10-K only)	Filed on April 21, 2010
     Documents incorporated by reference are available from the SEC as described above or from Orbitz Worldwide without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:
Orbitz Worldwide, Inc.
500 W. Madison Street
Suite 1000
Chicago, Illinois 60661
Attention: Investor Relations
(312) 894-5000

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
     This prospectus and our consolidated financial statements and other documents incorporated by reference in this prospectus contain forward-looking statements that are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different than the results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements can generally be identified by phrases such as “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “predicts,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “could,” “designed,” “should be” and other similar expressions that denote expectations of future or conditional events rather than statements of fact. Forward-looking statements also may relate to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed with the SEC. Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events or for any other reason. However, you should carefully review the risk factors set forth in other reports or documents we file from time to time with the SEC.
VALIDITY OF THE SECURITIES
     The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York.
EXPERTS
     The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Orbitz Worldwide, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other expenses of issuance and distribution
     The following table sets forth the costs and expenses to be borne by the Registrant in connection with the offerings described in this Registration Statement.

Registration fee		$33,325
Transfer agent and trustee fees and expenses	$	*
Printing	$	*
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Rating agency fees	$	*
Miscellaneous	$	*

Total	$	*

*	Not presently known.
Item 15. Indemnification of directors and officers
     Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Article VIII of the Registrant’s by-laws provides for indemnification by the Registrant of its directors, officers and employees.
     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.
     The Registrant maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act.
     The Registrant has entered into indemnity agreements with its directors and certain of its officers. The indemnity agreements provide that the Registrant will, to the extent permitted by applicable law, indemnify each indemnitee that was, is, or is threatened to be made, a party to or a participant in any civil, criminal or administrative proceeding against all expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any such proceeding. The indemnity agreements also provide each indemnitee with indemnification rights in the case of proceedings brought by or in the right of the Registrant and advancement of expenses incurred by the indemnitee in connection with covered proceedings to the fullest extent permitted by applicable law. The rights provided under the indemnity agreements are in addition to any other rights to which an indemnitee may be entitled under applicable law, the Registrant’s certificate of incorporation or by-laws, or otherwise.

Item 16. Exhibits
     The following is a list of all exhibits filed as a part of this Registration Statement, including those incorporated by reference herein.

Exhibit
No.	Document
1.1*	Form of Underwriting Agreement

3.1	Amended and Restated Certificate of Incorporation of Orbitz Worldwide, Inc. (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 11, 2009, and incorporated by reference herein)

3.2	Amended and Restated By-laws of Orbitz Worldwide, Inc., as amended (filed as Exhibits 3.2 and 3.3 to the Company’s Annual Report on Form 10-K filed with the SEC on March 11, 2009, and incorporated by reference herein)

4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the Orbitz Worldwide, Inc. Registration Statement on Form S-1 (File No. 333-142797), filed with the SEC on July 18, 2007, and incorporated by reference herein)

4.2**	Form of Senior Debt Indenture

4.3**	Form of Subordinated Debt Indenture

4.4*	Form of Senior Note

4.5*	Form of Subordinated Note

4.6*	Form of Warrant Agreement

4.7*	Form of Warrant Certificate

4.8*	Form of Purchase Contract Agreement

4.9*	Form of Purchase Contract

4.10*	Form of Unit Agreement

4.11*	Form of Unit Certificate

5.1	Opinion of Davis Polk & Wardwell LLP

12.1	Statement Regarding Computation of Ratios of Earnings to Fixed Charges

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

24.1**	Powers of Attorney

25.1*	Statement of Eligibility of Trustee on Form T-1 for Senior Debt Indenture

25.2*	Statement of Eligibility of Trustee on Form T-1 for Subordinated Debt Indenture

*	To be filed, if necessary, by amendment or as an exhibit to a Current Report on Form 8-K.

**	Previously filed.

Item 17. Undertakings
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

(c)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes:
(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois, on November 16, 2010.

Orbitz Worldwide, Inc.
By:	/s/ *
	Name:	Barney Harford
	Title:	President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ * Barney Harford	President, Chief Executive Officer and Director (Principal Executive Officer)	November 16, 2010

/s/ * Marsha C. Williams	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 16, 2010

/s/ * Jeff Clarke	Chairman of the Board of Directors	November 16, 2010

/s/ * Martin J. Brand	Director	November 16, 2010

/s/ * William C. Cobb	Director	November 16, 2010

/s/ * Richard P. Fox	Director	November 16, 2010

/s/ * Bradley T. Gertsner	Director	November 16, 2010

Signature	Title	Date

/s/ * Jill A. Greenthal	Director	November 16, 2010

/s/ * William J.G. Griffith, IV	Director	November 16, 2010

/s/ * Paul C. Schorr, IV	Director	November 16, 2010

/s/ * Jaynie Miller Studenmund	Director	November 16, 2010

*By:	/s/ James P. Shaughnessy
	Name:	James P. Shaughnessy
	Title:	Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.	Document
1.1*	Form of Underwriting Agreement

3.1	Amended and Restated Certificate of Incorporation of Orbitz Worldwide, Inc. (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 11, 2009, and incorporated by reference herein)

3.2	Amended and Restated By-laws of Orbitz Worldwide, Inc., as amended (filed as Exhibits 3.2 and 3.3 to the Company’s Annual Report on Form 10-K filed with the SEC on March 11, 2009, and incorporated by reference herein)

4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the Orbitz Worldwide, Inc. Registration Statement on Form S-1 (File No. 333-142797), filed with the SEC on July 18, 2007, and incorporated by reference herein)

4.2**	Form of Senior Debt Indenture

4.3**	Form of Subordinated Debt Indenture

4.4*	Form of Senior Note

4.5*	Form of Subordinated Note

4.6*	Form of Warrant Agreement

4.7*	Form of Warrant Certificate

4.8*	Form of Purchase Contract Agreement

4.9*	Form of Purchase Contract

4.10*	Form of Unit Agreement

4.11*	Form of Unit Certificate

5.1	Opinion of Davis Polk & Wardwell LLP

12.1	Statement Regarding Computation of Ratios of Earnings to Fixed Charges

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

24.1**	Powers of Attorney

25.1*	Statement of Eligibility of Trustee on Form T-1 for Senior Debt Indenture

25.2*	Statement of Eligibility of Trustee on Form T-1 for Subordinated Debt Indenture

*	To be filed, if necessary, by amendment or as an exhibit to a Current Report on Form 8-K.

**	Previously filed.